SCHEDULE A

Series of Trust for Advised Portfolios	Shareholder Servicing and Rule 12b-1 Fee
Ziegler FAMCO Covered Call Fund
Class A	0.25%
Class C	1.00%
Class I	None

Series of Trust for Advised Portfolios	Shareholder Servicing and Rule 12b-1 Fee
Ziegler Floating Rate Fund
Class A	0.25%
Class C	1.00%
Class I	None

TRUST FOR ADVISED PORTFOLIOS on behalf of the series listed on Schedule A	ZIEGLER CAPITAL MANAGEMENT, LLC

By: /s/ Christopher E. Kashmerick	By: /s/ Margaret M. Baer
Name: Christopher E. Kashmerick	Name: Margaret M. Baer
Title: President	Title: Chief Administrative and Operating Officer

Approved by the Board of Trustees: August 17, 2015

Revised Schedule A Last Approved by the Board of Trustees: February 23, 2016